Exhibit 23.2

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment to the Registration Statement (Form S-1) pertaining to the registration of 9,939,203 shares of common stock of Keyuan Petrochemicals Inc, of our report dated February 23, 2010 with respect to the financial statements of Keyuan International Group Ltd for the periods ended December 31, 2009 and 2008 and of our report dated May 21, 2010 with respect to the financial statements of Keyuan International Group Ltd for the period ended March 31, 2010. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
July 23, 2010